UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 28, 2011
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue	10170
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, Gramercy Capital Corp. (the "Company") and GKK Capital LP (the "Partnership") entered into (i) with Roger M. Cozzi an amendment (the "Cozzi Amendment") to the Company's existing severance agreement and the Partnership's existing employment and noncompetition agreement with Mr. Cozzi, and (ii) with Timothy J. O'Connor (together with Mr. Cozzi, each an "Executive" and collectively, the "Executives") an amendment (the "O'Connor Amendment" and together with the Cozzi Amendment, the "Amendments") to the Company's existing severance agreement and the Partnership's existing employment and noncompetition agreement with Mr. O'Connor.  The Amendments extend the original term of each of these agreements by six months to continue through June 30, 2012.  The Cozzi Amendment provides that Mr. Cozzi will be awarded a discretionary bonus for 2011 of at least $1.3 million, to be paid in a lump sum on or prior to December 31, 2011, and a discretionary bonus for the period from January 1, 2012 through June 30, 2012 of at least $650,000, to be paid within 30 days following June 30, 2012.  The O'Connor Amendment provides that Mr. O'Connor will be awarded a discretionary bonus for 2011 of at least $575,500, to be paid in a lump sum on or prior to December 31, 2011, and a discretionary bonus for the period from January 1, 2012 through June 30, 2012 of at least $287,500, to be paid within 30 days following June 30, 2012.  Pursuant to the Amendments, if an Executive's employment is terminated by the Company without Cause or by such Executive with Good Reason in connection with or within 18 months after a Change-in-Control, provided that such Change-in-Control also constitutes a "change in ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the Company's assets" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), such Executive will be entitled to an amount equal to 24 months of his annual base salary and annual performance bonuses, subject to certain formula, in a lump sum in lieu of payments over a 24-month period.  The Executives will be entitled to the foregoing severance benefits regardless of whether such termination or Change-in-Control occur before or after June 30, 2012.  The definition of Change-in-Control was clarified to specifically include a termination during the period between signing and closing of a Change-in-Control transaction, provided that such transaction actually closes and constitutes a Change-in-Control transaction.  In addition, the Amendments confirmed the Executives' right to receive any previously determined annual performance bonus for the prior year in the event that his employment is terminated without Cause or for Good Reason before such bonus is paid.

On July 28, 2011, the Company and the Partnership entered into an amendment to LTIP unit award agreement with each of Mr. Cozzi and Mr. O'Connor (respectively, the "Cozzi LTIP Agreement" and the "O'Connor LTIP Agreement," and collectively, the "LTIP Agreements"), to cancel the vesting schedule of outstanding LTIP units in the Partnership ("LTIP Units") and grant a new vesting schedule with respect to such LTIP Units.  The new vesting schedule provides for 50% of each Executive's LTIP Units to vest on June 30, 2012 subject to continued employment and an additional 50% of each Executive's LTIP Units to vest upon the satisfaction of certain vesting conditions relating to the settlement of the Company's mortgage and mezzanine loans.  Pursuant to the LTIP Agreements, each Executive's LTIP Units will vest upon a Change-in-Control or a termination of such Executive's employment without Cause or for Good Reason or upon death or disability.  If, and to the extent a settlement agreement with respect to the Company's mortgage and mezzanine loans has not been entered into prior to June 30, 2012, the Executives' unvested LTIP Units will be forfeited, unless the Compensation Committee of the Company's Board of Directors determines, in its sole discretion, to accelerate the vesting of all or any portion of such LTIP Units.

The terms Cause, Good Reason and Change-in-Control are specifically defined in Mr. Cozzi and Mr. O'Connor's respective existing employment and noncompetition agreements.

The foregoing descriptions of the Cozzi Amendment, the Cozzi LTIP Agreement, the O'Connor Amendment and the O'Connor LTIP Agreement are qualified in their entirety by reference to the text of such amendments, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Amendment, dated as of July 28, 2011, by and among Gramercy Capital Corp., GKK Capital LP and Roger M. Cozzi.
10.2	Amendment to LTIP Unit Award Agreement, dated as of July 28, 2011, by and among Gramercy Capital Corp., GKK Capital LP and Roger M. Cozzi.
10.3	Amendment, dated as of July 28, 2011, by and among Gramercy Capital Corp., GKK Capital LP and Timothy J. O'Connor.
10.4	Amendment to LTIP Unit Award Agreement, dated as of July 28, 2011, by and among Gramercy Capital Corp., GKK Capital LP and Timothy J. O'Connor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2011

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer